Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Rotech Healthcare Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 related to the Rotech Healthcare Inc. Common Stock Option Plan and Rotech Healthcare Inc. Nonemployee Director Restricted Stock Plan of our report dated February 22, 2002, with respect to the consolidated statements of operations, changes in shareholder’s equity and cash flows of Rotech Medical Corporation and Subsidiaries for the year ended December 31, 2001, which report appears in the December 31, 2003 annual report on Form 10-K of Rotech Healthcare Inc.

/s/ KPMG LLP

Baltimore, Maryland

September 8, 2004